UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 2, 2013

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 2, 2013, Advanced Micro Devices, Inc. (the “Company”) appointed Devinder Kumar, age 57, to serve as the Company’s Senior Vice President and Chief Financial Officer. Mr. Kumar joined the Company in 1984. He has served as Corporate Controller of the Company since 2001, as Senior Vice President of the Company since 2006 and as interim Chief Financial Officer since September 2012.

In connection with assuming the position of Chief Financial Officer, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an increase in Mr. Kumar’s annual base salary to $500,000. The Compensation Committee also approved awards to Mr. Kumar consisting of 336,322 restricted stock units and an option to purchase 726,556 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the grant. One-third of the shares underlying the stock option will vest on January 15, 2014 (the “Vesting Start Date”), and one-twelfth of the underlying shares will vest on each three-month anniversary of the Vesting Start Date. One-third of the restricted stock units will vest on each of February 9, 2014, February 9, 2015 and February 9, 2016. Mr. Kumar will also be eligible to receive an annual incentive bonus with a target payout equal to one hundred percent (100%) of his base salary based on the achievement of individual and corporate objectives to be determined by the Compensation Committee.

In addition, in connection with Mr. Kumar’s service as interim Chief Financial Officer, the Compensation Committee approved a one-time cash bonus payable to Mr. Kumar in the amount of $125,000.

A copy of the press release announcing Mr. Kumar’s appointment is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2013	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Roeder
	Name:	Faina Roeder
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 2, 2013.

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